                                                                    EXHIBIT 11

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                   Period Ended   Period Ended
                                                  June 30, 1999   June 30, 1998

                                                  Twelve Months   Twelve Months
Weighted average number of share outstanding         18,483,264     16,773,928

Total common and common equivalent shares            20,123,699     18,210,595

Net Income for the period                           $   706,045   $  4,037,546

Weighted average number of share outstanding         18,483,264     16,773,928

Earnings per share - basic                          $      0.04   $       0.24

Net Income for the period                           $   706,045   $  4,037,546

Total common and common equivalent shares            20,123,699     18,210,595

Earnings per share - fully diluted                  $      0.04   $       0.22

Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.